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                                                                     EXHIBIT 4.2


                         EMPLOYEE STOCKHOLDERS AGREEMENT

         THIS EMPLOYEE STOCKHOLDERS AGREEMENT (the "Agreement") is entered into as of August 1, 1997, by and among the individuals set forth on Exhibit A attached hereto and all individuals who agree from time to time to be bound by the terms hereof pursuant to an accession letter in the form of Exhibit B attached hereto (the "Stockholders") and Formus Communications, Inc., a Delaware corporation (the "Company"). The individuals from time to time party to this Agreement are referred to collectively as the "Stockholders."

                                    RECITALS

         A. Each Stockholder now owns or may hereafter acquire shares of common stock, par value $.001 (the "Common Stock"), of the Company, or options to purchase Common Stock or other equity securities of the Company, whether issued pursuant to the Company's Equity Incentive Plan or the Non-Employee Directors Stock Option Plan or otherwise.

         B. In consideration of the mutual promises and covenants hereinafter set forth and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:


SECTION 1.          FIRST REFUSAL AND TRANSFER RESTRICTIONS.

         SECTION 1.1 GENERAL. Except as set forth in Section 1.5 and Section 2, the Stockholders shall not sell, transfer, gift, assign, pledge, hypothecate, encumber or otherwise dispose of (collectively, "Transfer") any Equity Securities without first complying on each such occasion with this Section 1. As used herein, the term "Equity Securities" means (i) the Common Stock and any other stock or similar equity security of the Company including any preferred stock, (ii) any security convertible, with or without consideration, into Common Stock or any such stock or similar security, (iii) any security carrying any warrant or right to subscribe to or purchase any stock or similar security, or
(iv) any such warrant or right.

         SECTION 1.2 NOTICE OF TRANSFERS. Should a Stockholder propose to Transfer any of the shares of Equity Securities now owned or subsequently acquired by such Stockholder ("Offered Securities") in one or more related transactions, such Stockholder (the "Selling Stockholder") shall promptly deliver a written notice to the Company including a copy of a signed offer by the proposed transferee (the "Notice") at least 30 days prior to the effectiveness of such Transfer. The Notice shall describe in reasonable detail the proposed Transfer including, without limitation, the number of Offered Securities to be Transferred, the nature of such Transfer, the consideration to be paid, the name and address of each prospective purchaser or transferee and evidence reasonably satisfactory to the Company that each transferee will be permitted to acquire the Offered Securities under Section 2.1. In the event that the Transfer is being made pursuant to the provisions of Section 1.5 hereof, the Notice shall state under which subparagraph the Transfer is being made.

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         SECTION 1.3 RIGHT OF FIRST REFUSAL. The Company shall have the right, exercisable by delivering written notice to the Selling Stockholder within 20 days after receipt by the Company of the Notice, to purchase all or a portion of the Offered Securities on the terms and conditions specified in the Notice. The right of first refusal of the Company established in this Section 1.3 shall not be diminished or affected because the exercise of such rights could or would impair the Selling Stockholder's ability to consummate the transaction specified in the Notice giving rise to such rights of first refusal.

         SECTION 1.4 SALE OF OFFERED SECURITIES. To the extent that the Company elects not to purchase Equity Securities pursuant to Section 1.3, then the Selling Stockholder may consummate the Transfer of such Offered Securities to the purchaser specified in the Notice, provided such transaction (i) is completed within 60 days after the expiration of the Company's right of first refusal as set forth above, (ii) is completed at the price and upon the terms designated in the Notice, and (iii) the proposed purchaser agrees to be bound by the terms and provisions of this Agreement and becomes a party to this Agreement immediately upon receipt of such Offered Securities. Any proposed transfer on terms and conditions more favorable than those described in the Notice, as well as any subsequent proposed transfer or sale of any of the Offered Shares shall again be subject to the rights of first refusal hereunder.

         SECTION 1.5 PERMITTED TRANSACTIONS. The rights of the Company created by Section 1.3 shall not pertain or apply to:

                  (a) any Transfer not prohibited by Section 2.1 to affiliates, ancestors, siblings, in-laws, descendants or spouse or to a trust for the benefit of such persons, provided that (i) the Stockholder making such Transfer retains voting control over the Equity Securities so transferred and (ii) the transferee agrees to be bound by the terms and restrictions of this Agreement; and

                  (b) any Transfer not prohibited by Section 2.1 with respect to which the Company does not elect to exercise its right of first refusal after proper notice given in accordance with the terms hereof.

         SECTION 1.6 ASSIGNMENT OF RIGHT OF FIRST REFUSAL. The Company shall have the right to assign in whole or in part its right of first refusal granted in Section 1.3 to one or more of the Investors, as that term is defined in the Second Amended and Restated Investors' Rights Agreement to be executed on or about August 13, 1997, among the Company and the Investors specified therein.

         SECTION 1.7 TERMINATION OF RIGHTS AND RESTRICTIONS UNDER SECTION 1. The rights and restrictions set forth in this Section 1 shall terminate when the Common Stock becomes publicly traded pursuant to a registration under Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act").



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SECTION 2.          PROHIBITIONS ON TRANSFER RELATING TO FCC RULES.

         SECTION 2.1 PROHIBITION ON TRANSFER. Notwithstanding any provision of this Agreement or any agreement or understanding to the contrary, no Stockholder shall Transfer any of such Stockholder's Equity Securities without the prior written consent of the Company setting forth the good faith determination by the Company's board of directors that such transfer, taken alone or with any other transfers, will not adversely affect the Company's status as a "small business" for the purposes of the Federal Communications Commission's proceedings, rules and regulations, as in effect from time to time, relating to the establishment and licensing of local multipoint distribution service ("LMDS"), a fixed, broadband, point-to-multipoint, microwave service. While a Stockholder is either employed with the Company or serving as a director on the board of directors of the Company or on the board of directors of a subsidiary of the Company, the Company may withhold consent to any transfer in its sole and unfettered discretion. Otherwise, having made such determination, such consent will not be unreasonably withheld.

         SECTION 2.2 TREATMENT OF PROHIBITED TRANSFERS. Any attempt to Transfer shares of the Company in violation hereof shall be void ab initio and the Company agrees it will not give effect to any such Transfer on its books and it will not treat any alleged transferee as the holder of such shares for any purpose.

         SECTION 2.3 TERMINATION OF PROHIBITION. The restrictions set forth in this Section 2 shall terminate when (a) the Common Stock becomes publicly traded pursuant to a registration under Section 12 of the Exchange Act and (b) the Company's board of directors determines that such restrictions are no longer necessary or advisable for the purposes of the operations of the Company under the LMDS proceedings, rules and regulations referred to in Section 2.1.

SECTION 3.          MARKING OF CERTIFICATES.

         SECTION 3.1 LEGEND. Each certificate representing shares of Equity Securities subject to this Agreement shall bear the following legend:

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND THE TRANSFER OF SUCH SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "SECURITIES ACT") OR ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF, EXCEPT IN COMPLIANCE WITH APPLICABLE LAW. PRIOR TO REGISTRATION OF ANY TRANSFER, THE CORPORATION MAY REQUIRE REASONABLE EVIDENCE THAT SUCH TRANSFER IS IN COMPLIANCE WITH APPLICABLE STATE END FEDERAL SECURITIES LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS PURSUANT TO A



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                  STOCKHOLDERS AGREEMENT, SUCH AGREEMENT, AMONG OTHER
                  THINGS, (1) RESTRICTS CERTAIN RIGHTS WITH RESPECT TO THE SALE AND TRANSFER OF THE SECURITIES AND OTHERWISE ENCUMBERS THE SECURITIES REPRESENTED HEREBY AND (2) PROVIDES THAT, UPON PURCHASE OR OTHER ACQUISITION OF THE SECURITIES REPRESENTED HEREBY, ANY TRANSFEREE SHALL IMMEDIATELY BECOME SUBJECT TO AND BOUND BY THE TERMS OF SUCH AGREEMENT. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION."

         SECTION 3.2 ADDITIONAL SHARES. If any Stockholder holds or acquires any other Equity Securities of the Company, such other Equity Securities shall be subject to the terms of this Agreement other than the registration rights referred to in Section 4.1.

SECTION 4.          REGISTRATION RIGHTS

         SECTION 4.1 If the Company enters into any agreement with any holder of shares of capital stock of the Company (the "Company Shares") whereby the Company grants to such purchaser(s) any demand, piggyback or other registration rights ("Registration Rights") with respect to such Company Shares, the Company shall grant to the Stockholders initially party hereto the same such Registration Rights with respect to the Equity Securities owned by Stockholders; provided that, the Registration Rights granted to the Stockholders shall provide that the Company will bear the expenses of registration. Any Stockholder that becomes a party hereto pursuant to an accession letter shall not be entitled to the benefit of this Section 4.1.

         SECTION 4.2 "MARKET STAND-OFF" AGREEMENT. In connection with any registration statement registering the sale of Common Stock or other Equity Securities of the Company under the Securities Act, each Stockholder hereby agrees that, with respect to the Shares of Common Stock or other Equity Securities held at the time by such Stockholder not being included in such registration, such Stockholder shall enter into an agreement not to sell or otherwise dispose of any such Common Stock or Equity Securities following the effectiveness of such registration statement, for the same period, upon the same terms and subject to the same conditions as are imposed upon or agreed to by the Investors specified in the Second Amended and Restated Investors' Rights Agreement to be entered into on or about August 13, 1997, among the Company and such Investors, pursuant to or in lieu of the requirements of Section 2.13 of the Investors' Rights Agreement.

SECTION 5.          INVESTORS STOCKHOLDERS AGREEMENT

         SECTION 5.1 DRAG ALONG RIGHTS. In the event that, pursuant to Section
4.1 of the Stockholders Agreement to be entered into on or about August 13, 1997, among the Company and the Investors specified therein (the "Investors' Stockholder Agreement"), there occurs an Approved Sale (as defined in the Investors' Stockholder Agreement), each Stockholder agrees to consent to and


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to participate in such Approved Sale upon the same terms, and subject to the same conditions, as if said Section 4.1 as if set forth in full herein.

         SECTION 5.2 VOTING. Each of the Stockholders hereby agrees to vote the shares of Common Stock owned by such Stockholder in accordance with the provisions of Section 2.1 of the Investors' Stockholder Agreement.

SECTION 6.          MISCELLANEOUS.

         SECTION 6.1 ASSIGNMENT. Subject to the transfer restrictions set forth above, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

         SECTION 6.2 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of Colorado as applied to agreements entered into solely between residents of, and to be performed entirely within, such state.

         SECTION 6.3 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         SECTION 6.4 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

         SECTION 6.5 NOTICES.

                  (a) All notices, requests, demands and other communications under this Agreement or in connection herewith shall be given to or made upon the Stockholders to their respective addresses as set forth under their name on Exhibit A attached hereto, and if to the Company, to Formus Communications, Inc., 5600 S. Quebec, Suite 305D, Englewood, CO 80111, Attention: Chief Financial Officer, with a copy to W. Dean Salter, Esq., Holme Roberts & Owen LLP, 1700 Lincoln Street, Suite 4100, Denver, CO 80203.

                  (b) All notices, requests, demands and other communications given or made in accordance with the provisions of this Agreement shall be in writing, and shall be sent by airmail, return receipt requested, or by telex or telecopy (facsimile) with confirmation of receipt, and shall be deemed to be given or made when receipt is so confirmed.



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                  (c) Any party may, by written notice to the other, alter its address or respondent, and such notice shall be considered to have been given five days after the airmailing, telexing or telecopying thereof.

         SECTION 6.6 ATTORNEY'S FEES. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

         SECTION 6.7 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary, shall be severed from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

         SECTION 6.8 RIGHTS OF STOCKHOLDERS. Each Stockholder shall have the absolute right to exercise or refrain from exercising any right or rights that such holder may have by reason of this Agreement, including, without limitation, the right to consent to the waiver or modification of any obligation under this Agreement, and such holder shall not incur any liability to any other holder of any securities of the Company as a result of exercising or refraining from exercising any such right or rights.

         SECTION 6.9 DELAYS OR OMISSIONS. No delay or omission to exercise any right, power or remedy accruing to any Stockholder, upon any breach or default of the Company under this Agreement, shall impair any such right, power or remedy of such Stockholder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement, must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

         SECTION 6.10 ENTIRE AGREEMENT. This Agreement and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any all other written or oral agreements existing between the parties hereto are expressly canceled.

         SECTION 6.11 SPECIFIC PERFORMANCE. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto or to their heirs, personal representatives or assigns by reason of a failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable. If any party hereto or his heirs, personal representatives or assigns institutes any action or proceeding to



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specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such personal representative has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

         IN WITNESS WHEREOF, this Agreement is hereby executed as of the date first above written.

                                   FORMUS COMMUNICATIONS, INC.



                                   By:
                                      -----------------------------------------
                                      Name:
                                           ------------------------------------
                                      Title:
                                            -----------------------------------


                                   STOCKHOLDERS



                                   --------------------------------------------
                                   Brian E. Gast



                                   --------------------------------------------
                                   James R. Downs



                                   --------------------------------------------
                                   Philip Bailly



                                   --------------------------------------------
                                   Richard Ballard



                                   --------------------------------------------
                                   Thomas P. Dodds


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                                   --------------------------------------------
                                   Raymond W. Nettleton



                                   --------------------------------------------
                                   Vernon F. Kenley



                                   --------------------------------------------
                                   Laura Rowedder




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                                                                       EXHIBIT A

                            EMPLOYEE STOCKHOLDER LIST
















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                                                                       EXHIBIT B

                           [FORM OF ACCESSION LETTER]


Formus Communications, Inc.
5600 S. Quebec, Suite 305D
Englewood, CO  80111

Re:    Employee Shareholders Agreement

Ladies and Gentlemen:

         The undersigned hereby agrees to be bound by the terms of that certain Employee Stockholders Agreement, dated as of August 1, 1997 (the "Agreement"), among Formus Communications, Inc., a Delaware corporation (the "Company"), and the several holders of the Company's Common Stock or other equity securities from time to time signatory thereto, upon the same terms and conditions and with the same rights and obligations as such other Stockholders. I further acknowledge that I have received a copy of the Agreement and have been given appropriate opportunity to ask questions about the Company and the Agreement prior to signing this letter.

Very truly yours,


[Stockholder Signature]